EXHIBIT 10.1

OAK RIDGE TECHNICAL CENTER-ONE, LP
AMENDMENT A
TERMINATION OF LEASE

This lease ("Lease"), dated, for reference purposes only December 15, 2004, is made by and between Oak Ridge Technical Center Partners-One, LP ("Landlord") whose address for purposes hereof is c/o Cowperwood Company, 245 Commerce Green Blvd., Suite 140, Sugar Land, TX 77478, and Internet Pictures Corporation, ("Tenant"). Tenant's address for purposes hereof until commencement of the term of this Lease is 1009 Commerce Park Drive., Suite 400, Oak Ridge, TN 37830, and thereafter shall be Suite No. 100 in the Building (hereinafter defined) located at 1055 Commerce Park Drive, Oak Ridge, TN 37830; said Lease Agreement beginning on the 9th day of April, 2005, and containing approximately 10,765 net rentable square feet of office space situation in the Oak Ridge Technical Center One Building in the City of Oak Ridge, Anderson County, Tennessee is hereby amended as follows:

Whereas Tenant now wishes to terminate the Lease effective March 8, 2006.

Whereas Landlord is willing to accept termination of the Lease, subject to the following terms and conditions.

Now therefore, for and in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Landlord and Tenant do hereby terminate the Lease subject to the following:

1.	Tenant hereby agrees to pay to Landlord a one-time, lump-sum payment in the amount of $198,500.00, due and payable immediately upon final execution of this Amendment A.

2.	In addition to the above payment, Tenant hereby agrees to pay the following:

•	Tenants prorated rent through March 8, 2006 - $5,606.91.

•	Tenants prorated Tenant Improvement expense through March 8, 2006 - $596.27.

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Landlord hereby agrees to act as intermediary in the sale of Tenants furniture to a third party whom wishes to purchase all remaining furniture within the Premises for $40,000.00 such price having been agreed to by and between Tenant and the third party. It is hereby agreed that Landlord will receive a payment in the amount of $40,000 from UT-Battelle for purchase of said furniture and deduct said amount from the above payment due from Tenant.

•	All such payments are due and payable immediately upon final execution of this Amendment A.

Total Due From Tenant to Landlord $164,703.18

3.	Upon fulfillment of all other obligations recited above, Tenant shall have no further obligation to Landlord under the lease and Landlord shall have no further obligation to Tenant.

AGREED AND ACCEPTED:

Oak Ridge Technical Center Partners-One, LP	IPIX Corporation
By: /s/ Jacqueline J. Schlather	By: /s/ Clara M. Conti

Name: Jacqueline J. Schlather	Name: Clara M. Conti

Title: Vice President	Title: CEO

Date: March 13, 2006	Date: March 9, 2006